Exhibit 99.1

Dear Shareholders,

Q2 2021 was a landmark quarter for Carvana.

We sold 107,815 retails units, our first quarter over 100k and an increase of 96% YoY. We grew revenue to $3.3 billion, our first quarter over $3 billion and an increase of 198% YoY.

We achieved a company record in Total GPU of $5,120, our first quarter over $5,000, driven by company records in every underlying GPU category.

We recorded our first ever quarter of positive net income of $45 million and set a company record EBITDA margin at 3.4% and company record EBITDA of $112 million.

We were also named to the Fortune 500 list for the first time, becoming one of the four fastest companies to ever make the list with organic growth, along with Amazon, Google, and Facebook.

These results were accompanied by company records in cars bought from customers, the ratio of cars bought from customers relative to cars sold, and our customer-sourced ratio.

Our growth in retail units combined with our even faster growth in cars bought from customers materially outpaced any sequential growth we’ve previously seen as a company. This resulted in constraints throughout our operational groups, indicating demand for our offering was even stronger than our results show.

While we believe the unique macro environment provided a GPU tailwind in the quarter, we also believe the business and our team outperformed relative to the industry, demonstrating the power of our business model.

We have the best customer offering. Our model has uniquely powerful unit economics and scalability. And our team is never satisfied.

We remain firmly on the path to changing the way people buy cars, to delivering more than 2 million cars per year, and to becoming the largest and most profitable automotive retailer.

Summary of Q2 2021 Results

Q2 2021 Financial Results: All financial comparisons stated below are versus Q2 2020, unless otherwise noted. Complete financial tables appear at the end of this letter.

•Retail units sold totaled 107,815, an increase of 96%
•Revenue totaled $3.336 billion, an increase of 198%
•Total gross profit was $552 million, an increase of 268%
•Total gross profit per unit was $5,120, an increase of $2,394
•Net income was $45 million, an improvement from a net loss of $106 million
•EBITDA margin was 3.4%, an improvement from (6.2%)
•Basic and diluted net earnings per Class A share was $0.27 and $0.26 based on 81.4 million and 176.0 million shares of Class A common stock, respectively

Q2 2021 Other Results:
•Opened our 13th inspection and reconditioning center (IRC) near Cleveland, OH
•Expanded our population coverage to 79.4% through the addition of 27 new markets

Outlook

Our financial goal is to become the largest and most profitable automotive retailer. The second quarter was an incredibly exciting step toward this goal, with rapidly growing retail units and revenue, record GPU, record EBITDA margin, and our first quarter of positive net income.

Looking toward the second half of 2021, we expect the following trends:

•We continue to see exceptional demand and expect retail units sold to be governed primarily by our operational capacity.

•We expect revenue growth to be more closely aligned with retail unit growth, as we move beyond prior year comparison periods (i.e. Q1 2020 and Q2 2020) that were most significantly impacted by COVID-19.

•We expect total GPU over $4,000 for the full year, significantly above our mid-$3,000s outlook at the beginning of the year and marking our eighth consecutive year of substantial gains. We expect to see a seasonal pattern in total GPU in the second half, with Q3 higher than Q4.

•Finally, we plan to continue to invest in the business both to catch up with current demand and to prepare for growth in 2022 and beyond, leading to a typical seasonal pattern with SG&A per retail unit sold rising sequentially in Q3 and Q4 and close to breakeven EBITDA margin for the full year.

With our progress so far this year, we believe our path to becoming the largest and most profitable retailer has never been clearer.

For more information regarding the non-GAAP financial measures discussed in this letter, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this letter.

Scaling Operational Capacity

In Q2, we demonstrated significant progress scaling our vehicle production and believe that this quarter marked a key turning point in our efforts as we began growing our inventory again.

In Q2, average weekly vehicle production was up approximately 20% sequentially. This increased production was driven by the opening of one new IRC and staffing additional production lines at our existing IRCs. We opened our 13th IRC, near Cleveland, OH, bringing our annual production capacity at full utilization to 750k units.

We remain on track to open 8 more IRCs before the end of 2022, bringing our total capacity at full utilization to over 1.25 million units.

Despite our gains in production capacity and in growing selection for our customers, our inventory levels remain much lower than we would like them to be. Available inventory at the end of Q2 was still just half its previous peak level. As a result, we believe additional inventory would have led to more retail units sold in Q2, and thus scaling vehicle production as quickly as possible remains a top priority for us.

*Immediately available inventory are vehicles listed on our website that have been reconditioned and photographed and are available for immediate purchase by a customer. They are a subset of total website units, which is reported in key operating metrics and represents all vehicles listed on our website including immediately available inventory, vehicles currently engaged in a purchase or reserved by a customer, and units that can be reserved that generally have not yet completed the inspection and reconditioning process.

Our 17% sequential growth in retail units combined with our even faster growth in cars bought from customers materially outpaced any sequential growth we’ve previously seen as a company.

This rapid growth, paired with some alleviation in our inventory constraints has resulted in constraints emerging in each of our other operational groups. As has been the case in the past, our team has sprung into action. In July we increased our rate of hiring in our operational teams by approximately 20% vs the second quarter and in our most recent week set another record for weekly additions to our team despite the abnormal hiring environment.

Our ability to react this quickly is a testament to the motivation and execution of our team, to the quality of opportunities we offer new hires, and also to the constantly improving foundations we have been laying over the last year in career pathing and supporting technology.

We still have work to do to catch up to demand, but we have a clear plan and the team is executing.

Expansion

In Q2 2021 we expanded the total percentage of the U.S. population we serve to 79.4%, up from 74.5% at the end of Q1 2021 through the addition of 27 new markets. Following quarter end, we opened 2 more markets in Nebraska, bringing our population coverage to 79.8% and our total market count to 301. As a result of this growth, we now expect to exceed the goal we set for 2021 and remain focused on our march to 95% population coverage in the US.

We also opened our 13th IRC, near Cleveland, OH, bringing our annual production capacity at full utilization to 750k units. We remain on track to open 8 IRCs before the end of 2022, bringing our total capacity at full utilization to over 1.25 million units.

*As of August 5, 2021

For a complete list of our market opening history, estimated populations, and estimated total industry used vehicle sales by market, along with details on our IRCs, please see: investors.carvana.com/investor-resources/investor-materials.

Management Objectives

Our three primary financial objectives are: (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage. We believe continued focus on these goals will lead to a strong long-term financial model.

Below we present our long-term financial model that we introduced at our Analyst Day on November 29, 2018. We believe this is the appropriate frame through which to evaluate our results and progress towards each of our financial objectives.

Note: Numbers may not foot due to rounding.

Objective #1: Grow Retail Units and Revenue

It took us roughly 5 years to sell our 100,000th vehicle, 7 years to sell 100,000 in a year, and now, just over 8 years to sell 100,000 in a quarter.

For the quarter, retail units sold totaled 107,815 growing 96% YoY vs. 55,098 in Q2 2020, and up 145% vs. Q2 2019. Q2 revenue grew to $3.336 billion, up 198% YoY from $1.118 billion, and up 238% vs. Q2 2019. Year-over-year retail unit and revenue growth were impacted to a degree by the onset of the COVID-19 pandemic but were primarily driven by strong demand for our offering this year.

The strong growth in Q2 came despite the demand-driven operational constraints we faced during the quarter. Demand continues to outpace our ability to fulfill it, and we are taking many steps to ramp up production capacity and overall operations in the near-term to support growth in the back half of 2021 and beyond.

QUARTERLY RETAIL UNIT SALES

315
436
579
775
1,212
1,343
1,776
2,192
3,783
4,355
5,023
5,600
8,334
10,682
11,719
13,517
18,464
22,570
25,324
27,750
36,766
44,000
46,413
50,370
52,427
55,098
64,414
72,172
92,457
107,815
Q1 14
Q2 14
Q3 14
Q4 14
Q1 15
Q2 15
Q3 15
Q4 15
Q1 16
Q2 16
Q3 16
Q4 16
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20
Q1 21
Q2 21

Objective #2: Increase Total Gross Profit Per Unit

Total GPU was $5,120 in Q2 2021, an increase of $2,394 year-over-year and $1,464 sequentially, reflecting gains across all GPU components with each component setting new company records.

Given that the prior year quarter was significantly impacted by the onset of the COVID-19 pandemic, the commentary below focuses on sequential changes.

For Q2 2021:

•Total
◦Total GPU was $5,120 vs. $2,726 in Q2 2020 and $3,656 in Q1 2021
•Retail
◦Retail GPU was $2,022 vs. $1,190 in Q2 2020 and $1,211 in Q1 2021
◦Sequential changes in Retail GPU were primarily driven by:
▪higher customer-sourced ratio,
▪an appreciating retail market pricing environment, partially offset by higher wholesale acquisition prices,
▪optimizing our vehicle mix and pricing to match our production capacity and available inventory goals, and
▪moving beyond the majority of transitory costs driven by rapidly ramping production in the midst of COVID-19.
•Wholesale
◦Wholesale GPU was $547 vs. $137 in Q2 2020 and $227 in Q1 2021
◦Sequential changes in Wholesale GPU were driven by record volume of 47,052 wholesale units sold and an increase in gross profit per wholesale unit sold to $1,254 from $806, which was aided by strong wholesale market appreciation in Q2.
•Other
◦Other GPU was $2,551 vs. $1,399 in Q2 2020 and $2,218 in Q1 2021
◦Sequential changes in Other GPU were driven by a positive impact of higher industry-wide vehicle prices on average loan size and another quarter of strong finance execution.

Objective #3: Demonstrate Operating Leverage

Continued progress on our three key financial objectives led to our first positive net income quarter and a record EBITDA margin. We levered net income margin and EBITDA margin in Q2 by 10.9% and 9.5% YoY and 5.0% and 4.7% sequentially, respectively, despite making significant investments to alleviate operational constraints and to support our continued growth. Our year-over-year and sequential improvements were driven by both GPU gains and SG&A leverage, and the year-over-year improvement also benefited from lapping the onset of COVID-19.

For Q2 2021, as a percentage of revenue:

•Total SG&A levered by 3.6% sequentially, reflecting gains in all components. Compensation and benefits levered by 1.2%, advertising levered by 0.9%, logistics and market occupancy levered by 0.4%, and other SG&A levered by 1.1%. Leverage across all components was driven by benefits from scale and process efficiencies, and increases in industry vehicle values, partially offset by our rapid growth in total transactions and our significant investments to support our growth plan in 2021 and beyond.

Summary
The second quarter was pretty incredible across the board.

When we started Carvana eight and a half years ago, delivering over 100,000 cars in a quarter, achieving over $5,000 GPU, and notching our first profitable quarter were part of the dream, but we knew it was going to take a lot of work to deliver those kinds of results. We were up for it.

We are proud of our results. We are proud of our team for the effort that has gone into achieving them. And we are proud of the company we are building together that delivers the customer experiences that enable all of it.

We are still dreaming. Every step we take and every corner we round, we see farther into the future and we like the constantly growing opportunity we see.

As is always the case, fulfilling the potential we see is going to take a lot of work. And we are up for it.

The march continues.

Sincerely,

Ernie Garcia, III, Chairman and CEO

Mark Jenkins, CFO

Appendix
Conference Call Details

Carvana will host a conference call today, August 5, 2021, at 5:30 p.m. EDT (2:30 p.m. PDT) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715, and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until August 12, 2021, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 10158395#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2020.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles ("GAAP") with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

Investor Relations Contact Information: Mike Levin, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$201	$301
Restricted cash	109	28
Accounts receivable, net	185	79
Finance receivables held for sale, net	429	275
Vehicle inventory	1,974	1,036
Beneficial interests in securitizations	239	131
Other current assets, including $9 and $6, respectively, due from related parties	108	73
Total current assets	3,245	1,923
Property and equipment, net	1,103	909
Operating lease right-of-use assets, including $20 and $22, respectively, from leases with related parties	159	156
Intangible assets, net	5	6
Goodwill	9	9
Other assets, including $6 and $4, respectively, due from related parties	60	32
Total assets	$4,581	$3,035
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $18 and $16, respectively, due to related parties	$558	$342
Short-term revolving facilities	680	40
Current portion of long-term debt	71	65
Other current liabilities, including $4 and $3, respectively, from leases with related parties	24	20
Total current liabilities	1,333	467
Long-term debt, excluding current portion	2,327	1,617
Operating lease liabilities, excluding current portion, including $17 and $19, respectively, from leases with related parties	150	148
Other liabilities	1	1
Total liabilities	3,811	2,233
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized; 83,106 and 76,512 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized; 89,401 and 95,592 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	771	742
Accumulated deficit	(368)	(354)
Total stockholders' equity attributable to Carvana Co.	403	388
Non-controlling interests	367	414
Total stockholders' equity	770	802
Total liabilities & stockholders' equity	$4,581	$3,035

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Sales and operating revenues:
Used vehicle sales, net	$2,504	$992	$4,304	$1,956
Wholesale vehicle sales, including $16, $0, $22, and $0, respectively, from related parties	557	49	797	129
Other sales and revenues, including $49, $23, $91, and $43, respectively, from related parties	275	77	480	131
Net sales and operating revenues	3,336	1,118	5,581	2,216
Cost of sales, including $3, $1, $4, and $2, respectively, to related parties	2,784	968	4,691	1,928
Gross profit	552	150	890	288
Selling, general and administrative expenses, including $6, $5, 12, and 9, respectively, to related parties	470	239	867	515
Interest expense, including $0, $0, $0, and $1, respectively, to related parties	43	20	73	49
Other (income) expense, net	(6)	(3)	(13)	14
Net income (loss) before income taxes	45	(106)	(37)	(290)
Income tax provision	—	—	—	—
Net income (loss)	45	(106)	(37)	(290)
Net income (loss) attributable to non-controlling interests	23	(65)	(23)	(189)
Net income (loss) attributable to Carvana Co.	$22	$(41)	$(14)	$(101)

Net earnings (loss) per share of Class A common stock - basic	$0.27	$(0.62)	$(0.18)	$(1.73)
Net earnings (loss) per share of Class A common stock - diluted	$0.26	$(0.62)	$(0.18)	$(1.73)

Weighted-average shares of Class A common stock - basic (1)	81,398	66,327	79,751	58,363
Weighted-average shares of Class A common stock - diluted	176,015	66,327	79,751	58,363
(1) Weighted-average shares of Class A common stock - basic - outstanding have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(37)	$(290)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	46	33
Loss on disposal of property and equipment	1	5
Provision for bad debt and valuation allowance	6	8
Gain on loan sales	(338)	(52)
Equity-based compensation expense	18	12
Amortization and write-off of debt issuance costs and bond premium	5	4
Originations of finance receivables	(3,289)	(1,565)
Proceeds from sale of finance receivables, net	3,254	1,459
Principal payments received on finance receivables held for sale	78	38
Unrealized (gain) loss on beneficial interests in securitization	(4)	3
Changes in assets and liabilities:
Accounts receivable	(111)	(7)
Vehicle inventory	(926)	137
Other assets	(60)	(3)
Accounts payable and accrued liabilities	216	39
Operating lease right-of-use assets	(4)	(42)
Operating lease liabilities	6	46
Net cash used in operating activities	(1,139)	(175)
Cash Flows from Investing Activities:
Purchases of property and equipment	(194)	(171)
Principal payments received on beneficial interests in securitizations	20	4
Net cash used in investing activities	(174)	(167)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	4,664	2,617
Payments on short-term revolving facilities	(4,024)	(3,154)
Proceeds from issuance of long-term debt	710	87
Payments on long-term debt	(29)	(12)
Payments of debt issuance costs	(11)	(4)
Net proceeds from issuance of Class A common stock	—	1,059
Proceeds from equity-based compensation plans	1	3
Tax withholdings related to restricted stock awards	(17)	(6)
Net cash provided by financing activities	1,294	590
Net (decrease) increase in cash, cash equivalents and restricted cash	(19)	248
Cash, cash equivalents and restricted cash at beginning of period	329	118
Cash, cash equivalents and restricted cash at end of period	$310	$366

CARVANA CO. AND SUBSIDIARIES
NET EARNINGS (LOSS) PER SHARE
(Unaudited)

Basic and diluted net earnings (loss) per share is computed by dividing the net earnings (loss) attributable to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. Diluted net earnings (loss) per share is computed by giving effect to all potentially dilutive shares. For the six months ended June 30, 2021, and the three and six months ended June 30, 2020, potentially dilutive shares are excluded from diluted net earnings (loss) per share because they have an anti-dilutive impact.

The following table presents the calculation of basic and diluted net earnings (loss) per share during the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(in millions, except number of shares, which are reflected in thousands, and per share amounts)
Numerator:
Net income (loss) attributable to Carvana Co. - basic	$22	$(41)	$(14)	$(101)
Income impact of assumed conversions from LLC Units	23	—	—	—
Net income (loss) attributable to Carvana Co. - diluted	$45	$(41)	$(14)	$(101)

Denominator:
Weighted-average shares of Class A common stock outstanding	81,439	66,430	79,795	58,493
Nonvested weighted-average restricted stock awards	(41)	(103)	(44)	(130)
Weighted-average shares of Class A common stock outstanding - basic	81,398	66,327	79,751	58,363
Dilutive potential Class A common shares:
Options (1)	835	—	—	—
Restricted Stock Units and Awards (1)	420	—	—	—
Class A Units (2)	91,078	—	—	—
Class B Units (2)	2,284	—	—	—
Weighted-average shares of Class A common stock outstanding - diluted	176,015	66,327	79,751	58,363

Net earnings (loss) per share of Class A common stock - basic	$0.27	$(0.62)	$(0.18)	$(1.73)
Net earnings (loss) per share of Class A common stock - diluted	$0.26	$(0.62)	$(0.18)	$(1.73)
_________________________
(1) Calculated using the treasury stock method, if dilutive.
(2) Calculated using the if-converted method, if dilutive.

Shares of Class B common stock do not share in the earnings or losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted net earnings (loss) per share of Class B common stock under the two-class method has not been presented.

CARVANA CO. AND SUBSIDIARIES
NET EARNINGS (LOSS) PER SHARE - (Continued)
(Unaudited)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computations of diluted net earnings (loss) per share of Class A common stock for the three and six months ended June 30, 2021 and 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(in thousands)
Options (1)(2)	97	1,166	1,124	1,166
Restricted Stock Units and Awards (1)	27	926	654	926
Class A Units (1)	—	101,319	89,483	101,319
Class B Units (1)	—	3,646	2,248	3,646
_________________________
(1) Represents number of instruments outstanding at the end of the period that were excluded from the computation of diluted net earnings (loss) per share of Class A common stock because the effect would have been anti-dilutive.
(2) Number of securities outstanding for the three months ended June 30, 2021, that were excluded from the computation of diluted net earnings (loss) per share of Class A common stock because the exercise price of the options exceeded the average market price of our Class A common stock during the period ("out-of-the-money").

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

To supplement the consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, we also present the following non-GAAP measures: EBITDA and EBITDA margin. We believe the presentation of both U.S. GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable U.S. GAAP financial measures.

EBITDA and EBITDA Margin

EBITDA and EBITDA Margin are supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by U.S. GAAP. EBITDA is defined as net loss before interest expense, income tax expense, and depreciation and amortization expense. EBITDA Margin is EBITDA as a percentage of total revenues. We use EBITDA to measure the operating performance of our business and EBITDA Margin to measure our operating performance relative to our total revenues. We believe that EBITDA and EBITDA Margin are useful measures to us and to our investors because they exclude certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA and EBITDA Margin may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA to net (loss) income, which is the most directly comparable U.S. GAAP measure, and calculation of EBITDA Margin is as follows:

	Three Months Ended
	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021

	(dollars in millions)
Net (loss) income	$(106)	$(18)	$(154)	$(82)	$45
Depreciation and amortization expense	17	19	22	22	24
Interest expense	20	20	62	30	43
EBITDA (1)	$(69)	$21	$(70)	$(30)	$112

Total revenues	$1,118	$1,544	$1,827	$2,245	$3,336
Net (loss) income margin	(9.5)%	(1.1)%	(8.5)%	(3.7)%	1.3%
EBITDA Margin	(6.2)%	1.4%	(3.9)%	(1.3)%	3.4%
_________________________
(1) Includes less than $1 million of income tax provision for each period presented.

	Years Ended December 31,
	2014	2015	2016	2017	2018	2019	2020

	(dollars in millions)
Net loss	$(15)	$(37)	$(93)	$(164)	$(255)	$(365)	$(462)
Depreciation and amortization expense	2	3	5	11	24	41	74
Interest expense	—	1	3	8	25	81	131
EBITDA (1)	$(13)	$(33)	$(85)	$(145)	$(206)	$(243)	$(257)

Total revenues	$42	$130	$365	$859	$1,955	$3,940	$5,587
Net loss margin	(36.6)%	(28.2)%	(25.5)%	(19.1)%	(13.0)%	(9.3)%	(8.3)%
EBITDA Margin	(32.2)%	(25.0)%	(23.2)%	(16.9)%	(10.5)%	(6.2)%	(4.6)%
_________________________
(1) Includes $0 million for each of the years ended 2014 through 2019, and less than $1 million for 2020 of income tax provision.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change

	(in millions, except unit and per unit amounts)			(in millions, except unit and per unit amounts)
Net sales and operating revenues:
Used vehicle sales, net	$2,504	$992	152.4%	$4,304	$1,956	120.0%
Wholesale vehicle sales (1)	557	49	1,036.7%	797	129	517.8%
Other sales and revenues (2)	275	77	257.1%	480	131	266.4%
Total net sales and operating revenues	$3,336	$1,118	198.4%	$5,581	$2,216	151.9%
Gross profit:
Used vehicle gross profit	$218	$66	230.3%	$330	$148	123.0%
Wholesale vehicle gross profit (1)	59	7	742.9%	80	9	788.9%
Other gross profit (2)	275	77	257.1%	480	131	266.4%
Total gross profit	$552	$150	268.0%	$890	$288	209.0%
Unit sales information:
Used vehicle unit sales	107,815	55,098	95.7%	200,272	107,525	86.3%
Wholesale vehicle unit sales	47,052	7,277	546.6%	73,092	18,031	305.4%
Per unit selling prices:
Used vehicles	$23,225	$18,001	29.0%	$21,491	$18,192	18.1%
Wholesale vehicles	$11,838	$6,793	74.3%	$10,904	$7,157	52.4%
Per unit gross profit:
Used vehicle gross profit	$2,022	$1,190	69.9%	$1,648	$1,380	19.4%
Wholesale vehicle gross profit	$547	$137	299.4%	$399	$82	386.6%
Other gross profit	$2,551	$1,399	82.3%	$2,397	$1,222	96.1%
Total gross profit	$5,120	$2,726	87.8%	$4,444	$2,684	65.6%
Per wholesale unit gross profit:
Wholesale vehicle gross profit	$1,254	$1,036	21.0%	$1,095	$486	125.2%
_________________________
(1) Includes $16, $0, $22, and $0, respectively, of wholesale revenue from related parties.
(2) Includes $49, $23, $91, and $43, respectively, of other sales and revenues from related parties.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021

	(in millions)
Compensation and benefits (1)	$74	$80	$100	$126	$148
Advertising	62	65	84	100	119
Market occupancy (2)	8	10	11	13	15
Logistics (3)	17	18	23	30	34
Other (4)	78	96	124	128	154
Total	$239	$269	$342	$397	$470

_________________________
(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs includes occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

	June 30, 2021	December 31, 2020

	(in millions)
Cash and cash equivalents	$201	$301
Availability under short-term revolving facilities (1)	808	1,088
Availability under sale-leaseback agreements (2)	—	19
Committed liquidity resources available	$1,009	$1,408
_________________________
(1) Based on pledging all eligible vehicles and finance receivables under the available capacity in the Floor Plan Facility and Finance Receivable Facilities, excluding the impact to restricted cash requirements.
(2) We have $366 million and $250 million of total unfunded gross real estate assets as of June 30, 2021 and December 31, 2020, respectively.

As of June 30, 2021 and December 31, 2020, the short-term revolving facilities had total capacity of $2.75 billion and $2.25 billion, an outstanding balance of $680 million and $40 million, and unused capacity of approximately $2.1 billion and $2.2 billion, respectively.

Effective July 1, 2021, we amended our Floor Plan Facility to increase the line of credit to $1.75 billion bringing our total short-term revolving facility capacity to $3.25 billion and increasing our committed liquidity resources available by $500 million.

In addition, we had $96 million and $48 million of total unpledged beneficial interests in securitizations as of June 30, 2021 and December 31, 2020, respectively.